Exhibit 4.1

Certain identified information in this Agreement denoted with “[***]” has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and of the type that the registrant treats as private and confidential.

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS DEBENTURE AND ANY SECURITY ISSUED ON CONVERSION HEREOF MUST NOT TRADE THE SECURITY BEFORE DECEMBER 14, 2026.

LITHIUM AMERICAS CORP.

SUBORDINATED CONVERTIBLE DEBENTURE

Original Principal Amount: $150,000,000.00

Issuance Date: August 13, 2026

Number: LAC-001

FOR VALUE RECEIVED, LITHIUM AMERICAS CORP., a company existing under the laws of the Province of British Columbia, Canada (the “Company”), hereby promises to pay YA II PN, LTD., or its registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (or such lesser amount as reduced pursuant to the terms hereof pursuant to repayment, redemption, conversion or otherwise, the “Principal”) and the Payment Premium, as applicable, in each case when due, and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). The Issuance Date is the date of the first issuance of this Subordinated Convertible Debenture (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, this “Debenture”) regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Debenture. This Debenture was originally issued pursuant to the Securities Purchase Agreement dated as of August 5, 2026, between the Company and the Buyers listed on the Schedule of Buyers attached thereto (as it may be amended from time to time, the “Securities Purchase Agreement”). Certain capitalized terms used herein are defined in Section (11).

(1) GENERAL TERMS

(a) Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Debenture. The “Maturity Date” shall be August 14, 2031. Other than as specifically permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

(b) Interest Rate and Payment of Interest. Interest on the Principal amount of this Debenture shall commence accruing on the Issuance Date from day to day, both before and after default, demand, maturity and judgment, at an annual rate equal to 5.00% (“Interest Rate”) (which Interest Rate shall increase to an annual rate of 18.00% upon the occurrence of an Event of Default (for so long as such event remains uncured or that is not waived)), and shall be computed on the basis of a 365-day year and shall be payable semi-annually in arrears on the last Business Day of June and December of each year following the Issuance Date through the Maturity Date (each, an “Interest Date”) with the first (1st) Interest Date being December 31, 2026. Notwithstanding the foregoing, during any Trigger Event Period, the Interest Rate shall increase to (y) at any time prior to the two-year anniversary of the Issuance Date, 7.50% per annum, and (z) at any time from and after the two-year anniversary of the Issuance Date, 15% per annum (or, in each case if the Interest Rate then in effect is higher, shall remain at such higher rate); provided, however, that the Interest Rate shall not increase on account of a Floor Price Event at any time prior to the two-year anniversary of the Issuance Date. Interest shall be payable on each Interest Date, to the record holder of this Debenture on the applicable Interest Date, at the option of the Company, either as (i) Cash Interest or (ii) Capitalized Interest. The Company shall deliver a written notice (an “Interest Election Notice”) to the Holder on or prior to the date that is five (5) Business Days immediately prior to the applicable Interest Date, which Interest Election Notice either (a) elects that Interest to be paid on such Interest Date shall be paid entirely as Cash Interest, or (b) elects that Interest to be paid on such Interest Date shall be paid entirely as Capitalized Interest; provided that notwithstanding anything to the contrary herein; upon the occurrence and during an Event of Default, all Interest shall be paid entirely as Cash Interest. If the Company does not timely deliver an Interest Election Notice in accordance with this Section 1(b), then the Company shall be deemed to have delivered an irrevocable Interest Election Notice confirming the payment of Interest as Capitalized Interest on such Interest Date.

(c) Limitation on Cash Interest Payments. Notwithstanding anything to the contrary in this Debenture, the Company shall not make, and shall not be required or permitted to make, any payment of Interest as Cash Interest if the interest payment made on the latest Interest Date (as defined in the Orion Note) under the Orion Note was paid as Capitalized Interest (as defined in the Orion Note), provided that the Orion Note remains outstanding. For so long as the foregoing restriction is in effect, all Interest on this Debenture shall be paid as Capitalized Interest, notwithstanding any Interest Election Notice or Section (1)(b) to the contrary.

(d) Optional Redemption. At any time following the one hundred eighty-first (181st) day after the Issuance Date, the Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Debenture as described in this Section; provided, that the Company provides the Holder with written notice (each, a “Redemption Notice”) of its desire to exercise an Optional

Redemption, which Redemption Notice shall be delivered to the Holder after the close of regular trading hours on a Trading Day. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Debenture to be redeemed and the Redemption Amount. The “Redemption Amount” shall be an amount equal to (a) the outstanding Principal balance being redeemed by the Company plus (b) the Payment Premium in respect of such Principal amount plus (c) all accrued and unpaid Interest hereunder as of the date of such redemption, which for the avoidance of doubt, shall be Cash Interest. After receipt of a Redemption Notice, the Holder shall have ten (10) Trading Days (beginning with the Trading Day immediately following the date such Redemption Notice is delivered to the Holder in accordance with this term of this Section (1)(d)) to elect to convert all or any portion of this Debenture. On the eleventh (11th) Trading Day following the delivery of the applicable Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed to the extent not converted and otherwise after giving effect to conversions or other payments made during such ten (10) Trading Day period.

(e) Repurchase at the Option of the Holder Upon a Change of Control. The Company shall deliver written notice to the Holder of any proposed Change of Control Transaction (a “Change of Control Notice”) no later than the later of (x) ten (10) Business Days prior to the date the Company reasonably anticipates consummating such Change of Control Transaction, or (y) five (5) Business Days after the public announcement of such Change of Control. The Change of Control Notice shall describe the material terms and conditions of such Change of Control Transaction and the anticipated date of consummation. Within seven (7) Business Days of receipt of such Change of Control Notice, the Holder shall have the right, but not the obligation, to require the Company to repurchase all or any portion of this Debenture, exercisable by delivering written notice (a “Change of Control Put Notice”) to the Company specifying the outstanding Principal balance to be repurchased, for a cash purchase price equal to the sum of (a) the outstanding Principal balance to be repurchased, plus (b) the Payment Premium in respect of such Principal amount, plus (c) all accrued and unpaid Interest with respect to such Principal amount to, but excluding, the date of such repurchase (the “Change of Control Repurchase Price”). The Holder shall be deemed to have waived its repurchase right under this Section (1)(e) if it does not deliver a Change of Control Put Notice within the time period specified herein. The Company shall, subject to the Subordination Agreement, pay the Change of Control Repurchase Price substantially concurrently with the consummation of such Change of Control Transaction. Nothing in this Section (1)(e) shall limit the Holder’s right to instead convert all or any portion of this Debenture in accordance with Section (3).

(f) Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and, solely with respect to such payment being made, no interest shall be payable for the period from the original due date to such next succeeding Business Day.

(g) Subordination. Notwithstanding anything to the contrary herein, the rights of the Holder hereunder are subject to the Subordination Agreement (the “Subordination Agreement”) dated August 13, 2026, by and between YA II PN, LTD., and OMF FUND IV SPV M LLC; and acknowledged by the Company. For the avoidance of doubt, upon termination of the Subordination Agreement in accordance with its terms, this Section (1)(g) shall no longer be of force and effect.

(2) EVENTS OF DEFAULT.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body, in each case of competent jurisdiction) shall have occurred:

(i) The Company’s failure to pay to the Holder any amount of Principal, Interest, Redemption Amount, Payment Premium, or other amounts when and as due under this Debenture or any other Transaction Document, subject in any case to the Subordination Agreement, if such failure continues for a period of five (5) Business Days;

(ii) (A) The Company or any Significant Subsidiary of the Company shall commence, or there shall be commenced against the Company or any Significant Subsidiary of the Company, any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Significant Subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Significant Subsidiary of the Company, in any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; (B) the Company or any Significant Subsidiary of the Company is adjudicated insolvent or bankrupt; (C) any order of relief or other order approving any such case or proceeding is entered; (D) the Company or any Significant Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty one (61) days; (E) the Company or any Significant Subsidiary of the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; (F) the Company or any Significant Subsidiary of the Company shall fail to pay, shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (G) the Company or any Significant Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (H) the Company or any Significant Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (I) any corporate or other action is taken by the Company or any Significant Subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii) (A) The Company or any Significant Subsidiary of the Company shall default in any of its obligations under any note, debenture, mortgage, credit agreement or other facility, indenture agreement, or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money of the Company or any Significant Subsidiary of the Company and (i) such indebtedness is in an amount exceeding $30,000,000, whether such indebtedness now exists or shall hereafter be created and such default is not cured within the time prescribed by the documents governing such indebtedness or if no time is prescribed, within thirty (30) days, or, (ii) such indebtedness becomes or is declared due and payable; or (B) the Company or any Significant Subsidiary shall default in any of its obligations under the Orion Note, the Additional Orion Notes or the Orion Transaction

Documents and the Orion Note or the Additional Orion Notes becomes or is declared due and payable.

(iv) A final judgment or judgments for the payment of money in excess of $30,000,000 in the aggregate are rendered against the Company and/or any Significant Subsidiary and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $30,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Significant Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(v) The Common Shares shall cease to be quoted or listed for trading, as applicable, on a Principal Market for a period of ten (10) consecutive Trading Days;

(vi) A Change of Control Transaction occurs, unless in connection with such Change of Control Transaction this Debenture is repaid in accordance with the optional redemption provisions set forth in Section (1)(d), subject to the Subordination Agreement;

(vii) The Company’s (A) failure to deliver the required number of Common Shares to the Holder within five (5) Trading Days after the applicable Share Delivery Date or (B) notice to any holder of the Debenture, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of all or a portion of this Debenture into Common Shares that is tendered in accordance with the provisions of this Debenture;

(viii) The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined below) within five (5) Business Days after such payment is due;

(ix) The Company’s failure to file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act and such failure continues for a period of ten (10) days;

(x) Any representation or warranty made by or on behalf of the Company in or in connection with any Transaction Document shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(xi) (A))(i) The Subordination Agreement ceases to be in full force and effect (other than because all senior indebtedness subject thereto is no longer outstanding), or (ii) the Subordinating Creditor (as defined therein) ceases to have any of the rights set forth in the Subordination Agreement for any reason whatsoever, or (iii) any party to the Subordination Agreement (other than the Subordinating Creditor) or the Company or any Subsidiary of the Company shall contest in any manner the validity, binding nature or the enforceability of any provision set forth in the Subordination Agreement or the Subordination Agreement itself; or (B) (i) any subordination provision in any document or instrument governing subordinated debt or any subordination agreement entered into in connection with such subordinated debt, in either such case, to which the Holder has rights thereunder shall cease to be in full force and effect; or (ii) any party to any such subordination provision or subordination agreement or the Company or any Subsidiary of the Company shall contest in any manner the validity, binding nature or enforceability of any such provision or subordination agreement;

(xii) (A) Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; (B) the Company, acting in bad faith, or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document; or (C) the Company, acting in bad faith, denies in writing that it has any or further liability or obligation under any Transaction Document, or purports in writing to revoke, terminate (other than in accordance with the relevant termination provisions) or rescind any Transaction Document;

(xiii) The Company uses the proceeds of the issuance of this Debenture, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; or

(xiv) The Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Debenture (except as may be otherwise covered by Sections (2)(a)(i) through (2)(a)(xiii) hereof) or any other Transaction Document, which is not cured or remedied within the time prescribed or if no time is prescribed within thirty (30) days.

(b) During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in Section (2)(a)(ii)), the full unpaid Principal amount of this Debenture, together with the Payment Premium in respect of such Principal amount, and all Interest and other amounts owing in respect of this Debenture to the date of acceleration, shall become, at the Holder’s election given by notice pursuant to Section (5), immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section (2)(a)(ii), the full unpaid Principal amount of this Debenture, together with the Payment Premium in respect of such Principal amount, and all accrued and unpaid Interest and other amounts owing in respect of this Debenture to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Notwithstanding the foregoing, the Holder shall not be entitled to declare, and there shall not occur, any acceleration of any amounts owing under this Debenture as a result of a failure to pay described in Section (2)(a)(i) that results from any prohibition or restriction on such payment under the Subordination Agreement; provided that such failure shall continue to constitute an Event of Default for all other purposes hereunder. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert, on one or more occasions all or part of the unpaid Principal amount of this Debenture, together with the Payment Premium in respect of such Principal amount, and Interest and other amounts owing in respect of this Debenture, in accordance with Section (3) (subject only to the limitations set out in Section (3)(c)(i) and Section (3)(c)(ii), but not subject to any other limitations contained herein) at any time after (x) an Event of Default (provided that such Event of Default is continuing) or (y) the Maturity Date, provided that this Debenture remains outstanding. The Holder need not provide, and the Company hereby waives, any presentment demand, protest or other notice of any kind (other than any required notice of conversion), and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under Applicable Law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(3) CONVERSION OF DEBENTURE. This Debenture shall be convertible into Common Shares, on the terms and conditions set forth in this Section (3).

(a) Conversion Right. Subject to the limitations of Section (3)(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable Common Shares in accordance with Section (3)(b), at the Conversion Price (as defined below). The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to this Section (3)(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The Company shall not issue any fraction of a Common Shares upon any conversion. All calculations under this Section (3) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share down to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount, except any tax that is due because the converting Holder requests those shares to be registered in a name other than the Holder’s name.

(b) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into Common Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section (3)(b)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”); provided, that a Conversion Notice received after 1:00 p.m., Eastern time, shall be deemed received on the following Trading

Day solely for purposes of determining the Share Delivery Date, the Company shall (X) if legends are not required to be placed on certificates, direct registration system advice or the book-entry position of the Common Shares and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, instruct such transfer agent to credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or legends are required, issue and deliver to the address as specified in the Conversion Notice, a certificate, direct registration system advice or book-entry position, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such Common Shares upon the transmission of a Conversion Notice. Notwithstanding anything to the contrary in this Debenture, if the Common Shares are issued upon a conversion of this Debenture (i) prior to the effectiveness of a Registration Statement or (ii) to a resident of Canada, within four months and a day from the date this Debenture, such Common Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates), as applicable:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE DECEMBER 14, 2026.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE [OR DRS ADVICE] ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE [OR DRS ADVICE] REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX”

(ii) Company’s Failure to Timely Convert. If the Company shall fail, for any reason, on or prior to the applicable Share Delivery Date to issue and deliver a certificate or direct registration system advice to the Holder or credit the Holder’s balance account with DTC for the number of Common Shares to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five (5) Business Days after the Holder’s request, either (i) subject to the Subordination Agreement, pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other reasonable and documented out of pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate or direct registration system advice (and to issue such Common Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates or direct registration system advice representing such Common Shares to which the Holder is entitled with respect to such Conversion Notice and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares, multiplied by (B) the Closing Price on the Conversion Date.

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon any conversion.

(c) Limitations on Conversions.

(i) Beneficial Ownership. The Holder shall not have the right to convert any portion of this Debenture to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of Common Shares it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Common Shares in excess of 4.99% of the then outstanding Common Shares without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a Principal amount of this Debenture that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amounts hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section (3)(a) and, any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than sixty-five (65) days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

(ii) Principal Market Limitation. Notwithstanding anything in this Debenture to the contrary, the Company shall not issue any Common Shares upon conversion of this Debenture, or otherwise, if the issuance of such Common Shares, together with any Common Shares issued in connection with any other related transactions that may be considered part of the same series of transactions, would exceed the aggregate number Common Shares that the Company may issue in a transaction in compliance with the Company’s obligations under the Principal Market and shall be referred to as the “Exchange Cap,” except that such limitation shall not apply if the Company’s stockholders have approved such issuances on such terms in excess of the Exchange Cap in accordance with the rules and regulations of the Principal Market and the necessary filings required by the Principal Market have been made. Furthermore, the Holder shall not have the right to convert any portion of this Debenture to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own in excess of 9.99% of the number of Common Shares outstanding immediately after giving effect to such conversion until it has cleared any requisite personal information forms with the Toronto Stock Exchange.

(d) Other Provisions.

(i) All calculations under this Section (3) shall be rounded to the nearest $0.0001 or whole share.

(ii) [RESERVED].

(iii) Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section (2) herein for the Company’s failure to deliver certificates representing Common Shares upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under Applicable Law.

(iv) Legal Opinions. The Company is obligated to use commercially reasonable efforts to cause its legal counsel to deliver legal opinions to the Company’s transfer agent in connection with any legend removal upon the expiration of any holding period or other requirement for which the Underlying Shares may bear legends restricting the transfer thereof (i) following any sale of such Underlying Shares pursuant to Rule 144 or pursuant to an effective registration statement or (ii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC); provided, however, that such Holder has delivered such reasonably requested representations to such transfer agent, the Company and the Company’s legal counsel in connection with the request for such opinion (including from the Holder’s broker, if applicable). To the extent a legal opinion is not provided (either timely or at all), then, the Company agrees to reimburse the Holder for all reasonable and documented costs incurred by the Holder in connection with any legal opinions paid for by the Holder in connection with the sale or transfer of the Underlying Shares. The Holder shall notify the Company of any such costs and expenses it incurs that are referred to in this section from time to time and all amounts owed hereunder shall be paid by the Company with reasonable promptness.

(e) Adjustment of Conversion Price upon Subdivision or Combination of Common Shares. If the Company, at any time while this Debenture is outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions on its Common Shares or any other equity or equity equivalent securities payable in Common Shares, (ii) subdivide outstanding Common Shares into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding Common Shares into a smaller number of shares, or (iv) issue by reclassification of Common Shares any shares of capital stock of the Company, then each of the Fixed Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Common Shares outstanding after such event. Any adjustment made pursuant to this Section shall become effective, in the case of a dividend distribution, immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution or, in the case of a subdivision, combination or re-classification, and shall become effective immediately after the effective date of such subdivision, combination or re-classification.

(f) [RESERVED].

(g) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares that is not a Change of Control Transaction (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, (i) in addition to the Common Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Common Shares had such Common Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the Common Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the Conversion Price. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

(h) Whenever the Conversion Price is adjusted pursuant to Section (3)(e) hereof, the Company shall promptly provide the Holder with a written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(i) In case of any (1) merger or consolidation of the Company with or into another Person, or (2) sale by the Company or any Subsidiary of the Company of more than one-half of the assets of the Company and its subsidiaries, taken as a whole, in one or a series of related transactions, a Holder shall have the right to (A) convert the aggregate amount of this Debenture then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Shares following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the Common Shares into which such aggregate Principal amount of this Debenture could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (B) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible debenture with a Principal amount equal to the aggregate Principal amount of this Debenture then held by such Holder, plus all accrued and unpaid Interest and other amounts owing thereon, which such newly issued convertible debenture shall have terms identical (including with respect to conversion) to the terms of this Debenture, and shall be entitled to all of the rights and privileges of the Holder of this Debenture set forth herein and the agreements pursuant to which this Debenture was issued. In the case of clause (B), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible debentures shall be based upon the amount of securities, cash and property that each Common Shares would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(4) REISSUANCE OF THIS DEBENTURE.

(a) Transfer. Holder shall not transfer this Debenture other than to its affiliates who are non-residents of Canada for purposes of the Income Tax Act (Canada) for two years from the Issuance Date. Thereafter, this Debenture may be offered, sold, assigned or transferred by the Holder, in whole or in part, with the consent of the Company (not to be unreasonably withheld, conditioned or delayed), subject to the provisions of this Note and the Subordination Agreement, including the requirement that any such transferee sign onto the Subordination Agreement. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver to the Holder a new Debenture (in accordance with Section (4)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid Interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (4)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section (3)(b)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b) Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and substance and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (4)(d)) representing the outstanding Principal.

(c) Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the

Company, for a new Debenture or Debentures (in accordance with Section (4)(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section (4)(a) or Section (4)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date. For greater certainty, no assignment or transfer shall be or shall be deemed to be a discharge, recission, extinguishment, novation or substitution of this Note and any new Debenture shall continue to be the same obligation and not a new obligation.

(5) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter or electronic mail (“e-mail”) and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, as applicable or (iii) receipt, when sent by e-mail, and, in each case of the foregoing clauses (i), (ii) and (iii), properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	LITHIUM AMERICAS CORP.
3260-666 Burrard Street
Vancouver, British Columbia, Canada V6C 2X8 Attention: Jonathan Evans, President and CEO E-Mail: [***]

with a copy (which shall not constitute notice) to:	Vinson & Elkins LLP 1114 6th Avenue, 32nd Floor New York, NY 10036 Attention: Benjamin N. Heriaud; Jackson A. O’Maley E-Mail: [***]

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo

Telephone: [***]
Email: [***]

or at such other address and/or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party in accordance with this Section at least three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (c) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt from a nationally recognized overnight delivery service or receipt by e-mail in accordance with clause (i), (ii) or (iii) above, respectively.

(6) NO IMPAIRMENT. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, and Interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause each of its subsidiaries not to, without the consent of the Holder, enter into any agreement, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability of the Company to perform its obligations under the this Debenture, including, without limitation, the obligation of the Company to make cash payments hereunder, and the Company shall not amend, modify or waive any of its rights under its notice of articles, articles, or other organizational or governing documents, to the extent any such amendment, modification or waiver would be adverse to the Holder.

(7) This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into Common Shares in accordance with the terms hereof.

(8) CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL

(a) Governing Law. This Debenture and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (the “Governing Jurisdiction”) (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

(b) Jurisdiction; Venue; Service.

(i) The Company and the Holder each hereby irrevocably consents to the non-exclusive personal jurisdiction of the state courts of the Governing Jurisdiction and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of any United States District Court for the Governing Jurisdiction.

(ii) The Company and the Holder each agrees that venue shall be proper in any court of the Governing Jurisdiction or, if a basis for federal jurisdiction exists, in any United States District Court in the Governing Jurisdiction. The Company waives any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.

(iii) Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by the Company against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction. The Company shall not file any counterclaim against the Holder in any suit, claim, action, litigation or proceeding brought by the Holder against the Company in a jurisdiction outside of the Governing Jurisdiction unless under the rules of the court in which the Holder brought such suit, claim, action, litigation or proceeding the counterclaim is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in the suit, claim, action, litigation or proceeding instituted by the Holder against the Company. The Company agrees that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by the Company against the Holder in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, the Company irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by Applicable Law, in such federal court. The Company and the Holder agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iv) The Company and the Holder irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by e-mail or the mailing of copies thereof by registered or certified mail postage prepaid, to it at the e-mail address or physical address, as applicable, provided for notices in this Debenture, such service to become effective thirty (30) days after the date of such e-mail or mailing, as applicable. The Company and the Holder each irrevocably waive any defense it may have on the grounds of insufficient or improper service with respect to service of process effected in accordance with this Section (8)(b)(iv).

(v) Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Company or any other Person in the Governing Jurisdiction or in any other jurisdiction.

(c) THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS DEBENTURE OR ANY MATTER RELATING TO THIS DEBENTURE, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

(9) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Debenture is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Debenture or to enforce the provisions of this Debenture or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Debenture, then the Company shall pay the reasonable and documented out-of-pocket costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable and documented out-of-pocket attorneys’ fees and disbursements.

(10) Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. No provision of this Debenture may be waived or amended other than by a written agreement signed by the parties to this Debenture. No custom or practice of the parties at variance with the terms hereof shall constitute a waiver by any party of its right to exercise any right, power or remedy available to it hereunder or any other right, power or remedy or to demand strict compliance with the terms of this Debenture.

(11) If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any Interest or other amount deemed Interest due hereunder shall violate Applicable Laws governing usury, the applicable rate of Interest due hereunder shall automatically be lowered to equal the maximum permitted rate of Interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or Interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

(12) CERTAIN TAX MATTERS.

(a) No Debenture shall be held or owned or purchased or otherwise acquired by either a “specified foreign entity” or a “foreign-influenced entity” as defined in Section 7701(a)(51)(B) or (D), as applicable, of the Internal Revenue Code of 1986, as amended, or in temporary, proposed or final United States Treasury Regulations or other guidance promulgated or proposed thereunder or issued in respect thereof.

(b) The Company shall be entitled to deduct and withhold taxes on any payments (including non-cash payments of Common Shares) made pursuant to this Debenture to the Holder to the extent required by law (as determined in the good faith discretion of the Company); provided that the Company shall (i) use commercially reasonable efforts to notify the Holder reasonably in advance of such deduction or withholding and (ii) cooperate in good faith with the Holder to reduce or eliminate any such deduction or withholding. To the extent that amounts are so withheld and paid over to the applicable governmental body or agency, such withheld amounts shall be treated for all purposes of this Debenture as having been paid to the Holder in respect of which such deduction or withholding was made.

(13) CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a) “Additional Orion Notes” shall have the meaning set forth in the Securities Purchase Agreement.

(b) “Applicable Laws” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, by or from a court, arbitrator or other Governmental Authority having jurisdiction over such Person or any of its properties, whether in effect as of the date of this Agreement or as of any date hereafter.

(c) “Bloomberg” means Bloomberg Financial Markets (or if not available, a similar service provider of national recognized standing).

(d) “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

(e) “Buy-In” shall have the meaning set forth in Section (3)(b)(ii).

(f) “Buy-In Price” shall have the meaning set forth in Section (3)(b)(ii).

(g) “Capitalized Interest” means, with respect to the payment of Interest on an Interest Date, the amount of such Interest that the Company has elected to pay by way of inclusion of such Interest in the Principal.

(h) “Cash Interest” means, with respect to the payment of Interest on an Interest Date, the amount of such Interest that the Company has elected (or is deemed to have elected) in accordance with Section 1(b) to pay in cash

(i) “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Sections 13(d) and 14(b) of the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof) or (b) the sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions. No transfer to a wholly-owned Subsidiary shall be deemed a Change of Control Transaction under this provision.

(j) “Closing Price” means the price per share in the last reported trade of the Common Shares on a Principal Market or on the exchange which the Common Shares is then listed as quoted by Bloomberg, provided that if the Common Shares are listed or traded on both the NYSE and the TSX, then the Principal Market for the purposes of this definition shall be the NYSE.

(k) “Commission” means the Securities and Exchange Commission.

(l) “Common Shares” means the common shares, no par value, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(m) “Conversion Amount” means the portion of the Principal, Interest, or other amounts outstanding under this Debenture to be converted, redeemed or otherwise with respect to which this determination is being made.

(n) “Conversion Date” shall have the meaning set forth in Section (3)(b)(i).

(o) “Conversion Failure” shall have the meaning set forth in Section (3)(b)(ii).

(p) “Conversion Notice” shall have the meaning set forth in Section (3)(b)(i).

(q) “Conversion Price” means, as of any Conversion Date or other date of determination the lower of (i) $4.56 per Common Share (the “Fixed Price”), or (ii) 95% of the lowest daily VWAP during the five (5) consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Price”), but which Variable Price shall not be lower than the Floor Price then in effect. The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Debenture.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Floor Price” solely with respect to the Variable Price, shall mean $1.63 per Common Share; provided, if at any time after the date of the Securities Purchase Agreement the daily VWAP is less than the Floor Price then in effect for ten (10) Trading Days during a period of fifteen (15) consecutive Trading Days (the date of any such occurrence, a “Reset Date”), then the Floor Price then in effect shall automatically, and without any further action required of the Company or the Holder, be reduced by an amount equal to $0.33 per Common Share; provided, provided however, if such reduced Floor Price would be greater than the Closing Price as of the Reset Date, then the Floor Price shall be reduced to a price equal to 90% of such Closing Price, provided further, that in no event shall the Floor Price be reduced to an amount less than $0.65 per Common Share (the “Hard Floor Price”).

(t) “Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned Subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares is effectively converted into or exchanged for other securities, cash or property.

(u) “Governmental Authority” means the government of the U.S., Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entirety exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(v) “Material Adverse Effect” has the meaning given such term in the Securities Purchase Agreement.

(w) “NYSE” means the New York Stock Exchange.

(x) “Orion Note” means that certain Convertible Note, dated April 1, 2025, issued by the Company to OMF Fund IV SPV M LLC, as amended, restated, supplemented, or otherwise modified from time to time.

(y) “Orion Transaction Documents” shall have the meaning set forth in the Securities Purchase Agreement.

(z) “Optional Redemption” shall have the meaning set forth in Section (1)(d).

(aa) “Other Debentures” means any other outstanding debentures issued pursuant to the Securities Purchase Agreement and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

(bb) “Payment Premium” means 10% of the Principal Amount being paid.

(cc) “Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under Applicable Laws and regulations (including, without limitation, Regulation S-K), on Form 10-K and on Form 10-Q, for so long as any amounts are outstanding under this Debenture; provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all Applicable Laws and regulations.

(dd) “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(ee) “Principal Market” means the NYSE and the Toronto Stock Exchange, provided however, that in the event the Common Shares are ever listed or traded on any of the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market or the Nasdaq Global Market, the “Principal Markets” shall include those markets on which the Common Shares are then listed or traded.

(ff) “Redemption Amount” shall have the meaning set forth in (1)(d).

(gg) “Redemption Notice” shall have the meaning set forth in (1)(d).

(hh) “Registration Rights Agreement” has the meaning given such term in the Securities Purchase Agreement.

(ii) “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a “selling stockholder” thereunder.

(jj) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(kk) “Share Delivery Date” shall have the meaning set forth in Section (3)(b)(i).

(ll) “Subordination Agreement” shall have the meaning set forth in Section 1(g) of this Debenture.

(mm) “Subsidiary” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

(nn) “Significant Subsidiary” means all Subsidiaries of the Company that are direct or indirect parent companies of Lithium Nevada Ventures, LLC and its successors.

(oo) “Trading Day” means a day on which the Common Shares are quoted or traded on a Principal Market on which the Common Shares are then quoted or listed; provided, that in the event that the Common Shares are not listed or quoted, then Trading Day shall mean a Business Day, provided that if the Common Shares are listed or traded on both the NYSE and the TSX, then the Principal Market for the purposes of this definition shall be the NYSE.

(pp) “Transaction Document” has the meaning given such term in the Securities Purchase Agreement.

(qq) “Trigger Event Period” means each period commencing on the first date on which (A) (i) the daily VWAP is less than the Hard Floor Price then in effect for fifteen Trading Days during a period of twenty consecutive Trading Days (a “Floor Price Event”), (ii) at any time after the Effectiveness Deadline (as defined in the Registration Rights Agreement), the Holder is unable to utilize a Registration Statement to resell Underlying Shares for a period of twenty (20) consecutive Trading Days (not including during any allowable grace period pursuant to an in accordance with the terms of the Registration Rights Agreement) (a “Registration Event”), or (iii) the Company has issued in excess of 99% of the Common Shares available under the Exchange Cap (an “Exchange Cap Event”), and ending on (B) (i) in the event of a Floor Price Event, the date that is the 10th consecutive Trading Day that the daily VWAP is greater than the Floor Price then in effect, (ii) in the event of a Registration Event, the date that the condition or event causing the Registration Event has been cured or the Holder is able to resell the Common Shares issuable upon conversion of this Debenture in accordance with Rule 144 under the Securities Act, and (iii) in the event of an Exchange Cap Event, the date on which the Company first obtains the approval of its stockholders for the issuance of Common Shares in excess of the Exchange Cap in accordance with the rules and regulations of the TSX and the NYSE.

(rr) “Underlying Shares” means the Common Shares issuable upon conversion of this Debenture in accordance with the terms hereof.

(ss) “VWAP” means, for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P., provided that if the Common Shares are listed or traded on both the NYSE and the TSX, then the Principal Market for the purposes of this definition shall be the NYSE.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
LITHIUM AMERICAS CORP.

By:	/s/Jonathan Evans
Name: Jonathan Evans
Title: President and Chief Executive Officer

EXHIBIT I

CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Debenture)

TO: LITHIUM AMERICAS CORP.

Via Email:

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Debenture No. LAC-001 into Common Shares of LITHIUM AMERICAS CORP., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Principal Amount to be Converted:

Payment Premium (if applicable):

Accrued Interest to be Converted:

Total Conversion Amount to be converted:

Fixed Price:

Variable Price:

Applicable Conversion Price:

Number of Common Shares to be issued:

Please issue the Common Shares in the following name and deliver them to the following account:

Issue to:

Broker DTC Participant Code:

Account Number:

Authorized Signature:

Name:

Title: